Exhibit 5.1

Silicon Valley 2710 Sand Hill Road Menlo Park, CA 94025
T	+1 650 618 9250 (Switchboard)
www.freshfields.com

Zymergen Inc.
5980 Horton Street, Suite 105
Emeryville, CA 94608

April 21, 2021

Ladies and Gentlemen:

We are acting as counsel to Zymergen Inc., a Delaware corporation (the Company), in connection with the filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the Registration Statement) pursuant to Rule 462(b) of the  Securities Act of 1933, as amended (the Securities Act), in connection with the registration under the Securities Act of 2,909,500 shares of common stock (including up to 379,500 of common stock which may be sold pursuant to the exercise of the underwriters’ option to purchase additional shares), $0.001 par value per share (the Shares), to be issued and sold by the Company. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (Registration No. 333-254612), as amended (the Prior Registration Statement), including the prospectus which forms part of the Registration Statement.

This opinion is confined to the laws of the State of New York and the General Corporation Law of the State of Delaware.  Accordingly, we express no opinion herein with regard to any other laws.  The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

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Based upon and subject to the foregoing, and subject also to the qualifications set forth below, and having considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed below, we are of the opinion that when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus included in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus included in the Prior Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP